SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2009

SOAPSTONE NETWORKS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

000-30865	02-0493372
(Commission file number)	(I.R.S. employer identification no.)

1 Federal Street, Billerica, MA 01821

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (978) 715-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2009, the Board of Directors of Soapstone Networks Inc. (the “Company”) approved the liquidation and dissolution of the Company pursuant to a Plan of Liquidation and Dissolution (the “Plan of Liquidation”), subject to obtaining requisite stockholder approval at the Company’s 2009 annual meeting of such liquidation and dissolution. A copy of the Plan of Liquidation is filed herewith as Exhibit 10.1.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In connection with the above-described decision by the Board of Directors of the Company to approve the liquidation and dissolution of the Company pursuant to the Plan of Liquidation and the Company’s decision to cease the development and marketing of the Soapstone Provider Network Controller (PNC) Product, on June 15, 2009, the Company terminated the employment of 50 employees, effective June 17, 2009.

The Company expects to incur an aggregate of approximately $1.2 million in severance costs during its second fiscal quarter in connection with today’s reduction in force.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the above-described actions, the Company has terminated the employment of Esmeralda S. Swartz, the Company’s Senior Vice President of Marketing and Business Development, and Donald Wadas, the Company’s Senior Vice President of Worldwide Field Operations, effective June 17, 2009.

The Company remains bound by the terms of its existing agreements with Ms. Swartz and Mr. Wadas, including (i) that certain Severance Pay Agreement for Key Executives, dated as of February 28, 2006 and as amended December 29, 2008, by and between the Company and Ms. Swartz; (ii) that certain Retention Bonus Agreement for Executives, dated as of February 28, 2006, by and between the Company and Ms. Swartz; and (iii) that certain Severance Pay Agreement, dated as of October 16, 2008 and as amended December 29, 2008, by and between the Company and Mr. Wadas. Copies of these agreement have previously been filed with the SEC.

(e) In connection with the above-mentioned termination of employment of Ms. Swartz and Mr. Wadas, the Company has offered to extend by six months the period by which such employees may exercise their outstanding stock options to purchase shares of the Company’s common stock.

Item 8.01.	Other Events

As described above, on June 15, 2009, the Company’s Board of Directors approved the liquidation and dissolution of the Company pursuant to the Plan of Liquidation, subject to obtaining requisite stockholder approval at the Company’s 2009 annual meeting of such liquidation and dissolution.

In connection with the approval of the liquidation and dissolution of the Company, the Company’s Board of Directors also declared an extraordinary cash dividend of $3.75 per share of the Company’s common stock, or such lesser amount as the Board of Directors may determine to be appropriate, payable to stockholders of record as of the above-mentioned annual meeting, subject to stockholder approval of the liquidation and dissolution of the Company.

A copy of the press release regarding these matters is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Plan of Liquidation and Dissolution of Soapstone Networks Inc.

99.1	Press Release, dated June 15, 2009

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Soapstone Networks Inc. plans to file expeditiously with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed dissolution and liquidation. The Proxy Statement will contain important information about the Company, the proposed dissolution and liquidation and related matters. Investors and stockholders are urged to read the Proxy Statement carefully when it is available.

Investors and stockholders will be able to obtain free copies of the Proxy Statement under Schedule 14A and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement from the Company by contacting the investor relations department of Soapstone Networks at 978-715-2300.

Cautionary Statement About Forward-Looking Statements

This Current Report on Form 8-K contains information about Soapstone Networks’ future expectations, potential dividends, liquidation obligations, expenses and plans, as well as the strategic review undertaken by Soapstone, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the following: our stockholders may not approve the Plan of Liquidation; the precise nature, amount and timing of any distributions to stockholders will depend on and could be delayed by, among other things, sales of our assets, claim settlements with creditors, resolution of outstanding litigation matters and unexpected or greater than expected expenses; our board of directors could elect to abandon or delay implementation of the Plan of Liquidation; our stockholders could be liable to our creditors in the event we fail to create an adequate contingency reserve to satisfy claims against us; we could incur costs to terminate, retain or replace personnel and consultants; our stockholders will not be able to publicly trade our stock after we close our stock transfer books on the date we file a certificate of dissolution with the Delaware Secretary of State; and we will continue to incur the expenses of complying with public company reporting requirements. Further information on potential risk factors that could affect Soapstone, its business and its financial results are set forth in Soapstone’s filings with the Securities and Exchange Commission. Soapstone does not undertake any duty to update forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOAPSTONE NETWORKS INC.
Date: June 15, 2009
	By:	/s/ William J. Stuart
William J. Stuart
Chief Financial Officer, Senior Vice President of Finance, and Treasurer

Exhibit Index

10.1	Plan of Liquidation and Dissolution of Soapstone Networks Inc.

99.1	Press Release, dated June 15, 2009